Pliant Therapeutics, Inc. Retention Agreement
[Date]
[Name]

Dear [Name],
In consideration of the activities necessary for Pliant Therapeutics, Inc. (“Company”) to support critical programs, the Company is offering you a cash retention award in an amount equal to [●] (the “Retention Award”). The Retention Award is subject to the terms and conditions provided below.
The Retention Award will vest on [●] (the “Retention Date”), subject to your continued employment in good standing through such date(s). Good standing shall be determined by the executive leader overseeing your area of responsibility. For the avoidance of doubt, you shall not be considered in good standing if you have provided notice of your resignation, have received a notice of termination due to performance considerations, or are under any disciplinary actions or notices.
The Retention Award will be paid within sixty (60) days following the Retention Date, subject to your continued employment in good standing with the Company through the Retention Date (other than as provided below).
If, prior to the Retention Date, your employment is terminated (i) by the Company due to a reduction in force or (ii) by the Company without Cause or due to your resignation for Good Reason on or following the date on which a Change in Control occurs (each, a “Qualifying Termination”), you shall be paid the Retention Award. If the Retention Award becomes payable under this paragraph, it shall be payable on the first regularly scheduled payroll date following such Qualifying Termination (but in any event no later than March 15, 202[●]) and shall be subject to your execution and non-revocation of a release of claims in favor of the Company and its affiliates in the time period set forth in the release (but in any event no later than sixty (60) days following your Qualifying Termination). For purposes of this Retention Agreement, “Change in Control,” “Cause” and “Good Reason” shall have the same meanings as set forth in the Company’s Executive Severance Plan in effect as of the date of this Retention Agreement.
This Retention Agreement and the payment hereunder are intended to be exempt from Section 409A of the U.S. Internal Revenue Code of 1986, as amended from time to time, and any regulations promulgated thereunder and this Retention Agreement shall be limited, construed and interpreted in accordance with such intent.
Please note that this Retention Agreement is not intended to guarantee employment for any specific duration and your employment with the Company remains “at will.” The Retention Award shall be subject to taxes and other required deductions.
Please acknowledge your agreement to the terms contained herein by signing in the space below.
Thank you for all your hard work and commitment to the Company.
Sincerely,
________________________
Acknowledged and Agreed to:

______________________________________
Date: ________________________________

4906-0508-5529v.2